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                                                                     EXHIBIT 3.6

                                                                  EXECUTION COPY

                                  PRIMEDIA INC.

                           CERTIFICATE OF DESIGNATIONS

                                   ----------

                             Pursuant to Section 151
             of the General Corporation Law of the State of Delaware

                                   ----------

          PRIMEDIA Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors adopted the following resolution on August 24, 2001, which resolution remains in full force and effect as of the date hereof:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

          WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series:

          NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

          1. DESIGNATION. The series of preferred stock authorized hereunder shall be designated as the "Series K Convertible Preferred Stock" (the "Preferred Stock"). The number of shares constituting such series shall be 15,795,744.7. The par value of the Preferred Stock shall be $.01 per share. The number of shares of Preferred Stock may be increased (but not above the total number of authorized and undesignated shares of preferred stock) or decreased (but not below the number of shares of Preferred Stock then outstanding) by a resolution of the Board of Directors filed with the Delaware Secretary of State. In the event that the number of authorized shares of preferred stock available for designation as Preferred Stock pursuant to a Board of Directors resolution increasing the authorized number of shares of Preferred Stock shall be insufficient to permit the Board of Directors to pay dividends in Preferred Stock pursuant to Section 3(a) hereof, the Board of Directors shall use its best efforts to cause the number of

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authorized shares of preferred stock to be increased by a number of shares to permit such dividend payments.

          2. RANK. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank on parity with all classes of common stock of the Company (including, without limitation, the Common Stock) and each other class of capital stock or series of preferred stock hereafter created which does not expressly provide that it ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank on a parity with each class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank junior to the $10.00 Series D Exchangeable Preferred Stock, the $9.20 Series F Exchangeable Preferred Stock, the $8.625 Series H Exchangeable Preferred Stock, the $125 Series J Convertible Exchangeable Preferred Stock and each other class of capital stock or series of preferred stock hereafter created which expressly provides that it ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution. (All equity securities of the Company with which the Preferred Stock ranks on a parity are collectively referred to herein as the "Parity Securities", and all equity securities of the Company to which the Preferred Stock ranks junior are collectively referred to herein as the "Senior Securities".)

          3. DIVIDENDS. (a) The Holders of the outstanding shares of Preferred Stock shall be entitled to participate ratably with the Holders of Common Stock as if such shares of Preferred Stock have been converted into Common Stock, in all dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, on the Common Stock and shall not be entitled to receive any other dividends. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, as shall be fixed by the Board of Directors. Dividend payments shall be made in cash.

          (b) All dividends paid with respect to shares of the Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the holders entitled thereto.

          (c) Each fractional share of Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends with respect to each outstanding share of Preferred Stock pursuant to Section 3(a), and all such dividends with respect to such outstanding fractional shares shall be payable in the same manner and at such times as provided for in Section 3(a) with respect to dividends on each outstanding share of Preferred Stock. Each fractional share of Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Preferred Stock.

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          (d) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, any dividends on shares of the Preferred Stock at any time.

          (e) Subject to the foregoing provisions of this Section 3, the Board of Directors may declare and the Company may pay or set apart for payment dividends and other distributions on any of the Parity Securities, and may purchase or otherwise redeem any of the Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Parity Securities, and the holders of the shares of the Preferred Stock shall not be entitled to share therein.

          4. LIQUIDATION. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to receive any assets of the Company as such Holders would have received had their Preferred Shares already been converted into Common Stock.

          (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

          5. VOTING RIGHTS. (a) The holders of Preferred Stock, except as otherwise required under Delaware law and as set forth in paragraphs (b) and (c) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

          (b) (i) So long as any shares of the Preferred Stock shall remain outstanding, the Company shall not authorize any new class of Parity Securities without the affirmative vote or the consent of holders of at least a majority of the shares of Preferred Stock and each other series of preferred stock then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose.

          (ii) So long as any shares of the Preferred Stock are outstanding, the Company shall not authorize any new class of Senior Securities, without the affirmative vote or consent of holders of at least a majority of the shares of Preferred Stock and all other series of preferred stock then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose.

          (iii) So long as any shares of the Preferred Stock are outstanding, the Company shall not amend the Certificate of Incorporation or this Certificate of Designations so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of holders of shares of Preferred Stock without the affirmative vote or consent of the Holders of at least two-thirds of the issued and outstanding shares of Preferred Stock, voting or consenting, as the

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case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose.

          (iv) (x) Except as set forth in paragraphs (i) and (ii) above, the creation, authorization or issuance of any shares of any Parity Securities or Senior Securities, (y) the creation of any indebtedness of any kind of the Company, or (z) the increase or decrease in the amount of authorized capital stock of any class, including preferred stock, shall not require the consent of Holders of Preferred Stock and shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting rights of Holders of Preferred Stock.

          (c) In any case in which the Holders of Preferred Stock shall be entitled to vote pursuant to this Section 5 or pursuant to Delaware law, each Holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

          6. CONVERSION.

          (a) Except as otherwise expressly set forth in this Section 6, after the date that is the later of (I) 20 calendar days, as defined in the Exchange Act, after the date that an information statement regarding such conversion has been mailed to the Company's stockholders pursuant to Rule 14c-2(b) promulgated under the Exchange Act and (II) the date the Company complies with Section
312.03 of the New York Stock Exchange Listed Company Manual, each share of Preferred Stock shall automatically be converted into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to (i) $74,240,000.09 divided by (ii) the Conversion Price. The "Conversion Price" shall initially by $4.70 per share, subject to adjustment pursuant to Section 9 hereof PROVIDED, HOWEVER, that if such conversion would result in a Holder owning greater than 14.999% of the Company's Common Stock, such conversion will not occur until such Holder has received approval of such conversion under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the time for such approval has passed. Upon such conversion, the Preferred Stock shall cease to be outstanding.

          (b) The Company shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for issuance upon any conversion as herein provided, free from any preemptive rights, such number of shares of Common Stock to permit the conversion of the Preferred Stock in full.

          (c) The issuance or delivery of certificates for Common Stock upon the conversion of the Preferred Stock shall be made without charge to the converting Holder for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby (which taxes shall be paid by the Company, except as otherwise provided by this Section 6(c)), and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the Holders of Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of Preferred Stock converted, and the Company shall not be required to issue

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or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

          7. CONVERSION OR EXCHANGE. Except as provided in Section 6, the Holders shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

          8. BUSINESS COMBINATION. In the event the Company consummates a Business Combination wherein the holders of the Company's Common Stock receive consideration in connection with such Business Combination, the Holders shall receive at the closing of such Business Combination the amount and type of consideration they would have received had their shares of Preferred Stock already been converted.

          9. ADJUSTMENTS.

          (a) DISTRIBUTION, SUBDIVISION, COMBINATION OR RECLASSIFICATION OF COMMON STOCK. If the Company shall at any time or from time to time, prior to conversion of all of the Preferred Stock, (i) make a distribution (other than a distribution made to the Holders) on the outstanding Common Stock payable in any Capital Stock or other securities of the Company, (ii) subdivide the outstanding Common Stock into a larger number of shares, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of Capital Stock in a reclassification of the Common Stock (other than any such event that is a Business Combination subject to Section 8 hereof), then, and in each such case, the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock into which the Preferred Stock shall be converted shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such shares of Preferred Stock been converted immediately prior to, as applicable, the date of, or the record date for, such event. An adjustment made pursuant to this Section 9 shall become effective retroactively to the close of business on the day upon which such action described in the immediately preceding clauses (i) through (iv) became effective.

          (b) RESERVATION OF SHARES ISSUABLE UPON CONVERSION. The Company shall at all times after the first anniversary of the Original Issue Date reserve and keep available, free from preemptive rights out of its authorized and unissued stock solely for the purpose of effecting the conversion of the Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Preferred Stock from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of Delaware, in good faith and as expeditiously as possible endeavor to cause the authorized number of shares of Common Stock to be increased if at any time the number of

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shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Preferred Stock.

          (c) Whenever one or more adjustments to the Conversion Price are required by the provisions of this Section 9, the Company shall forthwith place on file with the Secretary of the Company, a statement stating the adjustment (provided that any failure so to file any such statement shall in no way affect the validity of any such adjustment or the requirement therefor). Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment, the Company shall mail, by first-class mail, postage prepaid, a notice thereof to each Holder of Preferred Stock together with a certificate from the Company's independent public accountants containing a brief description of the transaction causing such adjustment, the manner of computing such adjustment, and the resulting number of shares of Common Stock issuable upon conversion.

          (d) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. The Company agrees with each holder of the Preferred Stock that it will not increase the par value of the Common Stock above its current par value of $.01 per share.

          10. PREEMPTIVE RIGHTS. No shares of Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto by the Company at any time, regardless of how such securities or such warrants, rights or options may be denominated, issued or granted.

          11. REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

          12. BUSINESS DAY. If any payment, conversion or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, conversion or exchange shall be made on the immediately succeeding Business Day.

          13. DEFINITIONS. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another person if the controlling person possesses, directly or indirectly the power to direct or cause the direction of the management or policies, of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

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          "BUSINESS COMBINATION" shall mean the occurrence of any of the following events: (a) any Person or Group is or becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company, other than the KKR Group; or (b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation), other than the KKR Group;
(c) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of Common Stock outstanding immediately prior to such transaction or series of transactions own 50% or less of the outstanding Voting Stock of the surviving or transferee corporation (and its ultimate parent corporation) or (d) any merger or consolidation in which the company is not the survivor.

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday, national or New York state holiday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CAPITAL STOCK" shall mean any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

          "COMMON STOCK" shall mean the Common Stock, $.01 par value, of the Company and any other class of common stock issued by the Company from time to time.

          "COMPANY" shall mean Primedia Inc.

          "CONVERSION PRICE" shall have the meaning ascribed to it in Section 6(a) hereof.

          "$10.00 SERIES D EXCHANGEABLE PREFERRED STOCK" shall mean the $10.00 Series D Exchangeable Preferred Stock, par value $.01 per share, of the Company.

          "$9.20 SERIES F EXCHANGEABLE PREFERRED STOCK" shall mean the $9.20 Series F Exchangeable Preferred Stock, par value $.01 per share, of the Company.

          "$8.625 SERIES H EXCHANGEABLE PREFERRED STOCK" shall mean the $8.625 Series H Exchangeable Preferred Stock, par value $.01 per share, of the Company.

          "$125 SERIES J CONVERTIBLE EXCHANGEABLE PREFERRED STOCK" shall mean the $125 Series J Convertible Exchangeable Preferred Stock, par value $.01 per share, of the Company.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

          "GROUP" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

          "HOLDER" shall mean a holder of shares of Preferred Stock.

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          "KKR GROUP" shall mean Kohlberg Kravis Roberts & Co., a Delaware limited partnership, and its Affiliates.

          "ORIGINAL ISSUE DATE" shall mean the date upon which the Preferred Stock was originally issued by the Company.

          "PARITY SECURITIES" shall have the meaning ascribed to them in Section 2 hereof.

          "PERSON" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "PREFERRED STOCK" shall mean the Series K Preferred Stock, par value $.01 per share, of the Company.

          "SENIOR SECURITIES" shall have the meaning ascribed to them in Section 2 hereof.

          "SUBSIDIARY" means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other entity of which an aggregate of 50% or more of the outstanding capital stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

          "VOTING STOCK" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

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          IN WITNESS WHEREOF, PRIMEDIA Inc. has caused this certificate to be executed by Beverly C. Chell, as Vice-Chairman, and attested by Christopher A. Fraser, as Assistant Secretary, this 24 day of August, 2001.

                                             PRIMEDIA INC.

                                             By: /s/ Beverly C. Chell
                                                -----------------------------
                                                 Title: Vice-Chairman

[SEAL]

Attest:

/s/ Christopher A. Fraser
-----------------------------
       Assistant Secretary